Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contacts: Kara B. Jenny Chief Financial Officer Bluefly, Inc. 212- 944-8000 ext. 286 kara.jenny@bluefly.com	Press Contact: Monica Halpert Director of Content and Creative 212-944-8000 ext. 297 monica.halpert@bluefly.com

BLUEFLY REPORTS POSITIVE OPERATING INCOME FOR SECOND QUARTER 2009
First time ever outside of fourth quarter

NEW YORK – August 6, 2009 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced operating income for the second quarter of 2009. This is the first time the Company has had operating income outside the 4th Quarter.

“During this quarter we have proven that we can turn economic challenges into opportunities” said Melissa Payner, Bluefly’s Chief Executive Officer. “Our ability to streamline our operations while producing positive operating results is truly a testament to our flexibility as an organization. We are dedicated to continuing to deliver style and value to our customers and to strengthening our position as a leading innovator in online fashion.”

Results for the second quarter of 2009 included the following:

•
As anticipated, net revenue decreased by approximately 14.9% to $19.9 million from $23.3 million in the second quarter of 2008, which we believe was primarily attributable to our deliberate decrease in inventory purchases for the quarter and a decline in consumer spending.

•	Gross margin increased to 39.7% from 39.0% in the second quarter of 2008 as a result of increases in product margin, which were partially offset by increased freight costs.

•
Operating expenses decreased by approximately 30.0% to $7.7 million from $11.0 million in the second quarter of 2008.  The reduction in operating expenses resulted from a decrease of $492,000 in selling and fulfillment expenses, a decrease of $1.2 million in marketing expenses, a reduction in non-cash share-based compensation expense of approximately $642000 and a decrease in salary and salary related general and administrative expenses of approximately $558,000.

•	Operating income of approximately $161,000 as compared to an operating loss of $1.9 million in the second quarter of 2008.

•
Net loss decreased by approximately 90.9% to $186,000 compared to the second quarter of 2008.  Total interest expense includes $214,000 of non-cash expense related to the valuation of the conversion feature of the Company’s convertible notes.  As a result of the adoption of EITF 07-05, the conversion feature is deemed to be an embedded derivative liability.  Loss per share decreased to $0.01 per share (based on 13.8 million weighted average shares outstanding) from $0.15 per share (based on 13.3 million weighted average shares outstanding) in the second quarter of 2008.

•	Average order size decreased to $268.79 in the second quarter of 2009 compared to $285.14 in the second quarter of 2008.

•	Inventory decreased to $18.5 million at June 30, 2009 compared to $23.2 million at December 31, 2008.

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market:  BFLY) is a leading online retailer of designer brands, fashion trends and superior value.  Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District.  For more information, please call 212-944-8000 or visit www.bluefly.com.

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This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  These risks and uncertainties include, but are not limited to, the Company’s ability to continue the positive trend in operating income;  the Company’s history of losses and anticipated future losses; the Company’s ability to raise additional capital to support the growth of its business; risks related to the economic downturn; risks associated with Nasdaq Listing Rules ;increased online competition; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company’s dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; the need to further establish brand name recognition; management of potential growth; and  risks associated with the Company’s ability to handle increased traffic and/or continued improvements to its Web site.

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STATEMENTS OF OPERATIONS – UNAUDITED

	Three Months Ended
	June 30,
	2009	2008
Net sales	$19,858,000	$23,334,000
Cost of sales	11,974,000	14,236,000
Gross profit	7,884,000	9,098,000

Gross margin percentage	39.7%	39.0%

Selling and fulfillment expenses	4,031,000	4,523,000
Marketing expenses	1,763,000	2,926,000
General and administrative expenses	1,929,000	3,590,000
Total operating expenses	7,723,000	11,039,000

Operating income (loss)	161,000	(1,941,000)

Interest income	5,000	13,000
Interest expense to related party shareholders	(275,000)	(43,000)
Interest expense	(77,000)	(65,000)

Net loss	(186,000)	(2,036,000)

Preferred stock dividends	—	(11,000)

Net loss available to common shareholders	$(186,000)	$(2,047,000)

Basic and diluted net loss per common share	$(0.01)	$(0.15)

Weighted average common shares outstanding
(basic and diluted)	13,843,985	13,269,123

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SELECTED BALANCE SHEET DATA & KEY METRICS

	(Unaudited)
	June 30,	December 31,
	2009	2008
Cash and cash equivalents	$1,812,000	$4,004,000

Inventories, net	18,452,000	23,157,000

Prepaid inventory	101,000	155,000

Other current assets	3,975,000	4,192,000

Property and equipment, net	4,565,000	6,058,000

Current liabilities	10,090,000	16,250,000

Notes and interest payable to related parties, net of discount	2,524,000	3,106,000

Stockholders’ equity	16,191,000	18,394,000

	Three Months Ended
	June 30,
	(Unaudited)
	2009	2008
Average order size (including shipping & handling)	$268.79	$285.14
New customers added during the period	38,718	45,674

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STATEMENTS OF CASH FLOWS – UNAUDITED

	Three Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net 1oss	$(186,000)	$(2,036,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	802,000	494,000
Stock based compensation	151,000	848,000
Provisions for returns	(768,000)	(1,622,000)
Bad debt expense	73,000	142,000
Reserve for inventory obsolescence	—	200,000
Amortization of discount on notes payable to related party shareholders	87,000	—
Change in fair value of embedded derivative financial liability to related party shareholders	127,000	—
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(6,000)	618,000
Inventories	2,383,000	1,225,000
Prepaid inventory	(18,000)	34,000
Prepaid expenses	138,000	(31,000)
Other assets	(57,000)	(83,000)
Increase (decrease) in:
Accounts payable and other long-term liabilities	(1,908,000)	(624,000)
Accrued expenses and other current liabilities	(357,000)	(895,000)
Interest payable to related party shareholders	61,000	—
Deferred revenue	(696,000)	(218,000)

Net cash used in operating activities	(174,000)	(1,948,000)

Cash flows from investing activities:
Purchases of property and equipment	(17,000)	(975,000)

Net cash used in investing activities	(17,000)	(975,000)

Net decrease in cash and cash equivalents	(191,000)	(2,923,000)
Cash and cash equivalents – beginning of period	2,003,000	5,514,000
Cash and cash equivalents – end of period	$1,812,000	$2,591,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$59,000	$62,000

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